FRANCISCO V. AGUILAR

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Business Number

C17151-1999

Filing Number

20255160463

Filed On

09/08/2025 15:03:25 PM

Certificate, Amendment or Withdrawal of Designation
NRS 78.1955, 78.1955(6)
☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation -After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT · USE DARK INK ONLY · DO NOT HIGHLIGHT

1. Entity information: ,	Name of entity:
Favo Capital, Inc. I
Entity or Nevada Business Identification Number (NVID): NV19991312642
2. Effective date and time:	For Certificate of Designation or Date: Time: Amendment to Designation Only (Optional): (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series B Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.

☐ Certificate of Amendment to Designation- After Issuance of Class or Series

The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.

6. Resolution: Certificate of Designation and Amendment to Designation only)

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences , limitations, restrictions and relative rights of the following class or series of stock.* Series A Preferred Stock

SEE BELOW

7. Withdrawal:

Designation being Withdrawn:          Date of Designation:

No shares of the class or series of stock being withdrawn are outstanding.

The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

8. Signature: (Required)	x /s/ Shaun Quin	Date:	09/04/2025
Signature of Officer

This form must be accompanied by appropriate fees.

Revised: 1/1/2019

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

of

SERIES B PREFERRED STOCK

of

FAVO CAPITAL, INC.

On behalf of Favo Capital, Inc., a Delaware corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the certificate of incorporation of the Corporation (the “Certificate of Incorporation”), there hereby is created, out of the one hundred million (100,000,000) shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”), a series of Preferred Stock, known as, “Series B Preferred Stock,” consisting of ten million (10,000,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions.

The specific powers, preferences, rights and limitations of the Series B Preferred Stock are as follows:

1.       Designation; Number of Shares. The designation of said series of Preferred Stock shall be Series B Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock").The number of shares of Series B Preferred Stock authorized shall be ten million (10,000,000) shares.

2.       Rights of Series B Preferred Stock. The Series B Preferred Stock shall have no value in the event of the liquidation of the Corporation or any rights to distributions declared by the Corporation. After five years, the Series B Preferred Stock is convertible into shares of Common Stock of the Corporation on a 1 for 1 basis, and the Series B Preferred Stock have the voting rights as specified in Paragraph 3 below.

3.       Voting Rights. The holders of Series B Preferred Stock shall be entitled to vote together with the holders of Common Stock and Series A Preferred Stock (and any other class or series that may be entitled to vote with the holders of Common Stock and Series A Preferred Stock) on all matters submitted to a vote of the stockholders of the Corporation. Each share of Series B Preferred Stock shall entitle the holder thereof to fifty (50) votes per share on all such matters. The voting rights of the Series B Preferred Stock shall not be subject to adjustment or reduction upon the conversion of shares of Series A Preferred Stock to Common Stock or any other event, unless otherwise determined by the Board, agreed to by the majority of Holders of Series B Preferred Stock, and reflected in an amendment to this Certificate. For clarity, the voting ratio of fifty (50) votes per share shall remain fixed and shall not change.

4.       Optional Conversion of Series B Preferred Stock. The Holders of Series B Preferred Stock shall have conversion rights as follows:

(a)                Conversion Right. Each share of Series B Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by

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the Holder thereof, after five years from issuance, into shares of Common Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of one (1) share of Common Stock (the “Conversion Rate”) for every one (1) share of Series B Preferred Stock, subject to adjustment as provided in this Section 4 of this Designation.

(b)                Mechanics of Optional Conversion. To effect the optional conversion of shares of Series B Preferred Stock in accordance with Section 4(a) of this Designation, any Holder of record shall make a written demand for such conversion (for purposes of this Designation, a “Conversion Demand”) upon the Corporation at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and (ii) the proposed date of such conversion, which shall be a business day not less than fifteen (15) nor more than thirty (30) days after the date of such Conversion Demand (for purposes of this Designation, the “Optional Conversion Date”). Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a “Conversion Notice”) to the Holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such Holder at such Holder’s address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series B Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, each Holder of the Series B Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such Holder, or its nominee, at such Holder’s address as it appears on the records of the stock transfer agent for the Series B Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(c)                No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(c) based on the number of shares of Series B Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series B Preferred Stock by the Corporation upon conversion of Series B Preferred Convertible Stock by such Holder.

(d)                Reservation of Stock. The Corporation shall at all times when any shares of Series B Preferred Convertible Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series

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B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e)                Stock Dividends, Splits, Combinations and Reclassifications. If the Corporation at any time on or after the date of this Certificate of Designation subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the applicable Conversion Rate and other share based metrics in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock issuable will be proportionately increased. If the Corporation at any time on or after the date of this Certificate of Designation combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the applicable Conversion Rate and other share based metrics in effect immediately prior to such combination will be proportionately increased and the number of shares of Common Stock will be proportionately decreased. Any adjustment under this Section will become effective at the close of business on the date the subdivision or combination becomes effective.

(f)                 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to Section 4 of this Designation, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause its principal financial officer to verify such computation and prepare and furnish to each Holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and setting forth in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series B Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Rate in effect at such time for the Series B Preferred Stock; and (iii) the number of shares of Common Stock and the amount, if any, of other property that at such time would be received upon the conversion of the Series B Preferred Stock.

(g)                Issue Taxes. The converting Holder shall pay any and all issue and other non- income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock.

5.       Protection Provisions.

(a)    The Corporation shall not amend, alter, change or repeal the preferences, privileges, special rights or other powers of the Series B Preferred Stock to adversely affect the Series B Preferred Stock, without the written consent of the majority of Holders.

(b)    So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the majority of Holders, which consent may be withheld in the Holder’s sole and absolute discretion: (i) dissolve the Corporation or effectuate a liquidation; or (ii) alter, amend, or repeal the Certificate of Incorporation of the Corporation in a manner that adversely affects the Series B Preferred Stock.

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(c)    In case Series B Preferred Stock shall be redeemed or otherwise cancelled or reacquired by the Corporation, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock, and shall no longer be designated as Series B Preferred Stock.

6.       Severability. If any right, preference or limitation of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

7.       Amendment. This Certificate of Designation shall not be amended, either directly or indirectly or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series B Preferred Stock to affect them materially and adversely without the consent of the majority of Holders.

8.       Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Series B Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation or in the case of any such mutilation upon surrender of such certificate, the Corporation, at its expense, shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such Series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by the Chief Executive Officer of the Corporation, this 25th day of August, 2025.

By: /s/ Vincent Napolitano Vincent Napolitano

Chief Executive Officer

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